Exhibit 10.1

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of Sept. 22, 2014, is by and between the persons indicated on Schedule I attached hereto (each a “Purchaser,” and collectively, the “Purchasers”), and Solar Power, Inc., a California corporation (the “Company”). The Purchasers and the Company are sometimes herein referred to each as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company and each Purchaser desire to provide for the issuance, sale and purchase of certain number of shares of common stock of the Company, par value US$0.0001 per share (the “Common Shares”) on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and each Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the issuance, sale and purchase and related transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and each Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1     Issuance, Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Company agrees to issue, sell and deliver to each Purchaser, free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, claim or restriction of any kind or nature other than those imposed by the Memorandum and Articles of Association of the Company, and each Purchaser agrees to purchase from the Company, on the Closing Date (as defined below), the number of Common Shares set forth opposite such Purchaser’s name on Schedule I attached hereto (the “Purchase Shares” of such Purchaser).

Section 1.2     Purchase Price. Each Purchaser shall pay an aggregate consideration as set forth opposite such Purchaser’s name on Schedule I (the “Purchase Price” of such Purchaser) for its Purchase Shares.

Section 1.3     Closing.

(a)     Upon the terms and subject to the conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchase Shares of each Purchaser shall be held at an address determined by the Company on a date within 40 days after the date hereof, or any other date and time that is agreed upon in writing by the Company and each Purchaser (the “Closing Date”).

(b)     At or before the Closing, each Purchaser shall deliver the Purchase Price of such Purchaser to the Company by wire transfer in immediately available funds.

Section 1.4     Closing Conditions.

The obligation of the Company to issue and sell the Purchase Shares to be sold to and purchased by the Purchasers as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)     All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchase Shares shall have been completed and all corporate and other actions required to be taken by each Purchaser in connection with the purchase of the Purchase Shares shall have been completed.

(b)     The representations and warranties of the Purchasers contained in Section 2.2 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the Closing Date; and the Purchasers shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(c)     No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, imposes any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit, impose any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1     Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a)     Organization and Authority.

(i)     The Company and each of its subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business in all material respects as is currently conducted. Neither the Company nor any of its subsidiaries is in material violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and its subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b)     Due Issuance of the Purchase Shares. The Purchase Shares of such Purchaser have been duly authorized and, when issued and delivered to each Purchaser and paid for by such Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

(c)     Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or any of its Subsidiaries is subject.

(d)     Filings, Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the filing, consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority, except such as have been obtained, made, given or will be made promptly hereafter.

Section 2.2     Representations and Warranties of the Purchasers. Each Purchasers hereby severally, but not jointly, represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a)     Due Formation. Such Purchaser is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the PRC, with full power and authority to own and operate and to carry on its business in the places and in the manner as currently conducted.

(b)     Authority. Such Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by such Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c)     Valid Agreement. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)     Consents. Neither the execution and delivery by such Purchaser of this Agreement nor the consummation by it of any of the transactions contemplated hereby nor the performance by such Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except as have been obtained, made or given.

(e)     No Conflict. Neither the execution and delivery by such Purchaser of this Agreement, nor the consummation by it of any of the transactions contemplated hereby, nor compliance by such Purchaser with any of the terms and conditions hereof will contravene any existing agreement, federal, state, county or local law, rule or regulation or any judgment, decree or order applicable to, or binding upon, such Purchaser.

(f)     Status and Investment Intent.

(i)     Experience. Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchase Shares. Such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii)     Purchase Entirely for Own Account. Such Purchaser is acquiring the Purchase Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. Such Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchase Shares in violation of the United States Securities Act of 1933, as amended (the “Securities Act”) or other applicable laws.

(iii)     Not U.S. person. Such Purchaser is not a “U.S. person” (as such term is defined in Regulation S) and is not purchasing the Purchase Shares for the account or benefit of a “U.S. person”.

(iv)     Distribution Compliance Period. Such Purchaser acknowledges that all offers and sales of the Purchase Shares before the end of the “distribution compliance period” (as such term is defined in Regulation S) be made only in accordance with Regulation S, pursuant to registration of the securities under the Securities Act or pursuant to an exemption therefrom.

(v)     Restrictive Legend. Such Purchaser understands that the certificate evidencing the Purchase Shares will bear a legend or other restriction substantially to the following effect:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE UNLESS EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EITHER CASE UPON THE RECEIPT OF AN OPINION OF U.S. COUNSEL.”

(vi)     Information. Such Purchaser has been furnished access to all materials such Purchaser has requested relating to the Company and its Subsidiaries and other due diligence information and documents and such Purchaser has been afforded the opportunity to ask questions of and receive answers from representatives of the Company concerning the foregoing, including the terms and conditions of this Agreement. Such Purchaser has consulted to the extent deemed appropriate by such Purchaser with such Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Purchase Shares.

(vii)     No Broker. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Purchaser.

(g)     Financing. Such Purchaser has sufficient funds available to it to purchase all of the Purchase Shares pursuant to this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1     Lockup. Without the prior written consent of the Company, each Purchaser shall not sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any encumbrance on, any of its Purchase Shares, or any right, title or interest therein or thereto, prior to the date that is three (3) months after the Closing Date.

Section 3.2     Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to (i) any claims thereunder which have been asserted in writing pursuant to Section 4.1 against the Party making such representations and warranties on or prior to such second anniversary, and (ii) the Company’s representations contained in Section 2.1(a), (b) and (c) hereof, each of which shall survive indefinitely.

Section 3.3     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing, (i) by mutual agreement of the Parties, (ii) by the Company in the event that the Closing has not occurred by the date three months after the date hereof (the “Termination Date”). Nothing in this Section 5.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination and after the effective date of this Article V.

Section 3.4     Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

Section 3.5     Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, performance breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(a)     The Dispute shall be settled in Hong Kong in a proceeding conducted in English by one (1) arbitrator from the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(b)     Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(c)     The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(d)     During the course of the arbitral tribunal's adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 3.6     Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 3.7     Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchasers and their respective heirs, successors and permitted assigns and legal representatives.

Section 3.8     Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or any Purchaser without the express written consent of the other Parties. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 3.9     Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party or Parties to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery if sent by courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to any Purchaser, at:	the address set forth opposite such Purchaser’s name on Schedule I attached hereto

If to the Company, at:	Solar Power, Inc. 3400 Douglas Boulevard, Suite 285 Roseville, California USA Fax: +1-916-771-3657

Any Party may change its address for purposes of this Section 7.8 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 3.10     Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 3.11     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 3.12     Fees and Expenses. Except as otherwise provided in this Agreement, each Party will be responsible for all of its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

Section 3.13     Public Announcements. No Purchaser shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Company unless otherwise required by Securities Law or other applicable law, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 3.14     Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 3.15     Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 3.16     Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Solar Power, Inc.

By:	/s/ Min Xiahou

Name: Min Xiahou

Title: Chief Executive Officer

Name of Purchaser:

Home Value Holding Co., Limited

By:	/s/ Zhangxin Wang

Name: Zhangxin Wang

Title: Director

Name of Purchaser:

Strong Textile Hong Kong Limited

By:	/s/ Caihong Lu

Name: Caihong Lu

Title: Managing Director

Name of Purchaser:

Harker Investment Limited

By:	/s/ Dejun Ye

Name: Dejun Ye

Title: Director

Name of Purchaser:

Ju Yuan Holdings Limited

By:	/s/ Tung Hon Sze Joyce

Name: Tung Hon Sze Joyce

Title: Director

Name of Purchaser:

Allied Energy Holding Pte Ltd

By:	/s/ Tan Chin Piaw

Name: Tan Chin Piaw

Title: Director

Name of Purchaser:

Hong Kong Ding Chen Group Investment International Development Limited

By:	/s/ Hui Rao

Name: Hui Rao

Title: Director

Name of Purchaser:

Hong Kong Victory Consulting Management Co., Limited

By:	/s/ Wen Ming Zhang

Name: Wen Ming Zhang

Title: Chairman

Schedule I

Schedule of Purchasers, Purchaser Shares and Purchase Price

Name of Purchaser	Number of Purchase Shares	Purchase Price (US$)	Address
Home Value Holding Co., Limited	17,200,000	$20,124,000	P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Strong Textile Hong Kong Limited	5,000,000	$5,850,000	Unit E, 3/F, Wing Tat Commercial Building, 97 Bonham Strand East, Sheung Wan, Hong Kong
Harker Investment Limited	8,600,000	$10,062,000	P.o.box 1239, Offshore Incorporation Centre, Victoria, Mahe, Republic of Seychelles
Ju Yuan Holdings Limited	1,000,000	$1,170,000	263 Main Street, P.O.Box 2196, Road Town, Tortola, British Virgin Islands
Allied Energy Holding Pte Ltd	6,000,000	$7,020,000	18, Boon Lay Way #06-107, Trade Hub 21, Singapore 609966
Hong Kong Ding Chen Group Investment International Development Limited	1,720,000	$2,012,400	Room 4, 7th floor, Kaiway Development Building, Mong Kok, Kowloon, Hong Kong
Hong Kong Victory Consulting Management Co., Limited	1,720,000	$2,012,400	Room 1105, Huatai International Building, No.340, Queens road, Hong Kong